EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

				SHARES
Basic Shares outstanding at June 30, 2002				1,978,729

Net income after tax	$1,070,537	=	$ .54 per share
Basic Shares outstanding	1,978,729

Diluted Shares outstanding at June 30, 2002				2,038,930

Net income after tax	$1,070,537	=	$ .53 per share
Diluted Shares outstanding	2,038,930

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